EXHIBIT 11

OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE

FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

(Amounts in millions, except per-share amounts)

Three months ended March 31	2007	2006
BASIC EARNINGS PER SHARE
Earnings applicable to common stock	$1,212	$1,231
Basic shares
Weighted average common shares outstanding	871.1	842.5
Treasury stock	(34.3)	(1.3)
Vested, unissued restricted stock	3.3	3.6
Deferred share units	0.9	3.7
Basic shares	841.0	848.5
Basic earnings per share
Income from continuing operations	$1.44	$1.36
Discontinued operations, net	—	0.09
Basic earnings per common share	$1.44	$1.45
DILUTED EARNINGS PER SHARE
Earnings applicable to common stock	$1,212	$1,231
Diluted shares
Basic shares	841.0	848.5
Dilutive effect of options outstanding	3.5	9.7
Deferred, restricted stock	2.0	2.7
Diluted shares	846.5	860.9
Diluted earnings per share
Income from continuing operations	$1.43	$1.34
Discontinued operations, net	—	0.09
Diluted earnings per common share	$1.43	$1.43